GENUS COMPLETES PRIVATE PLACEMENT


SUNNYVALE, CALIF. - NOVEMBER 7, 2003 - Genus, Inc. (Nasdaq: GGNS) today announced that it has completed a private placement of approximately 6.4 million shares of its common stock at a per share price of $5.25. The offering resulted in gross proceeds to the company of approximately $33.0 million. The purchase price of the shares represents approximately a 5 percent discount on the average closing price for 10 days prior to the close on November 7, 2003. No warrants were issued in this transaction.

The company stated that it expects to use the net proceeds of the offering for working capital and general corporate purposes. Halpern Capital, Inc. acted as the lead placement agent to Genus for this private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Genus has agreed to file a registration statement covering the resale of the shares.

Except for the historical information contained herein, the matters set forth in this press release, including the expected use of proceeds of the offering, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the effect of the offering on Genus' share price, changing customer requirements, and the effects of technological advances and competition. For a discussion of additional factors that may cause results to differ, see Genus' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and Form 10-K for the year ended December 31, 2002. These forward-looking statements speak only as of the date hereof. Genus disclaims any intent or obligation to update these forward-looking statements.


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ABOUT HALPERN CAPITAL:
Halpern Capital, Inc. is an "idea driven" sell-side equity research and investment-banking boutique involved in facilitating management restructurings, private placements and leveraged buyouts. Halpern Capital founded by Baruch Halpern, has its offices in Florida and associates in New York, California and Texas. The firm brings a flexible and focused approach to the private placement in public entity (PIPE) market, offering a wide range of banking services on a selective basis. Halpern Capital completed over $300 million in financings over the last few years. Halpern Capital, Inc. is a NASD registered broker dealer. Additional information can be found at www.halperncapital.com.
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ABOUT GENUS:
Genus, Inc. manufactures critical deposition processing products for the global semiconductor industry and the data storage industry. To enable the production of intricate micro computer chips and electronic storage devices, Genus offers its STRATAGEM and LYNX series production-proven equipment for 200mm and 300mm semiconductor production, and offers thin film deposition products for chemical vapor deposition (CVD), atomic layer deposition (ALD), and pre-clean
capabilities.   Genus is at the forefront of market and technology developments in the ALD marketplace, which is gaining acceptance worldwide as a critical technology for sub 0.13-micron production of computer chips and electronic storage devices. Genus' customers include semiconductor and data storage manufacturers located throughout the United States, Europe and the Pacific Rim including Korea, Japan and Taiwan. Founded in 1981, the company is headquartered in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com. STRATAGEM, LYNX2(R) and LYNX3(tm) are trademarks of Genus, Inc.
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